Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Amendment No. 1 to Form S-4 No. 333-205240) and related joint proxy statement/prospectus of CCH I, LLC and to the incorporation by reference therein of our reports dated February 13, 2015, with respect to the consolidated financial statements of Time Warner Cable Inc., and the effectiveness of internal control over financial reporting of Time Warner Cable Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

July 27, 2015